Exhibit 99.1

Jerash Holdings Reports Fiscal 2024 Third Quarter Financial Results

FAIRFIELD, N.J., February 8, 2024 – Jerash Holdings (US), Inc. (“Jerash” or the “Company”) (NASDAQ: JRSH), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal year 2024 third quarter, ended December 31, 2023.

Impact of Middle East Situation

The ongoing turmoil in the Middle East, including the attacks on ships in the Red Sea is causing supply chain disruptions throughout the region and affecting many companies, including Jerash. Shipments of raw materials to the Company have been delayed, which, in turn, had a transitory effect on operations and financial performance.

While the extent of the impact on the region remains uncertain, the Company’s operations in Jordan are fully active, and exports from Jordan at both the Aqaba and Haifa ports are open following a temporary shutdown at Haifa. Starting in December 2023, Jerash has been able to adopt an alternative route through the Port of Jebel Ali in United Arab Emirates for raw material import. The Company is in close communication with its customers and has put contingency plans in place that will enable it to fulfill customer orders.

Fiscal Year 2024 Third Quarter Results

“The ongoing tension in the region presented supply chain issues, causing delays, but not cancellations, and curtailing production during the quarter,” said Sam Choi, Jerash’s chairman and chief executive officer. “While revenue was significantly down compared with the prior year period, we achieved profitability for the quarter and continued to make good progress attracting a fresh pipeline of orders from new customers representing established global brands.

“We are excited about our growth opportunity in Europe, having recently attracted another European-based high-end apparel brand for which we have begun to produce several trial orders. In addition, Vans and Dickies, both VF Corporation brands, placed trial orders for both the U.S. and European markets. These are all positive indicators for the future.

“While our new customers and the eventual shipment of delayed orders bode well for Jerash’s longer term future performance, it would be imprudent at this time to provide formal guidance on what to expect for the current quarter because of the ongoing geopolitical uncertainty. The Ministry of Foreign Affairs of Jordan has reassured our team that the government is proactive in maintaining a safe and stable environment for businesses and providing protection export sea routes. We are grateful that day-to-day life in Jordan remains normal. Our hearts go out to the innocent victims on all sides of the crisis, and we pray for an expeditious resolution,” Choi added.

Revenue for the fiscal year 2024 third quarter was $27.5 million, compared with $43.0 million in the same quarter last year, principally reflecting the supply chain interruptions, with fewer shipments being delivered to some of the Company’s major customers in the U.S.

Gross profit for the fiscal year 2024 third quarter was $4.5 million, compared with $5.8 million in the same quarter last year. Gross margin improved 270 basis points to 16.2 percent in the fiscal year 2024 third quarter, from 13.5 percent in the same quarter last year. The increase was primarily due to improved product mix, with a larger proportion of shipments to the Company’s major U.S. customers that generate higher margins.

Operating expenses were reduced to $4.1 million in the fiscal year 2024 third quarter, from $4.5 million in the same quarter last year. Selling, general and administrative expenses also were lower, at $3.8 million in the fiscal year 2024 third quarter, compared with $4.5 million in the same quarter last year. Stock-based compensation expenses for the fiscal year 2024 third quarter were $243,000, compared with none in the same quarter last year.

Operating income totaled $376,000 in the fiscal year 2024 third quarter, versus $1.3 million in the same quarter last year.

Total other expenses were $105,000 in the fiscal year 2024 third quarter, compared with $111,000 in the same quarter last year.

Net income was $232,000 in the fiscal year 2024 third quarter, or $0.02 per diluted share, versus $891,000, or $0.07 per diluted share, in the same quarter last year.

Comprehensive income attributable to Jerash’s common stockholders totaled $320,000 in the fiscal year 2024 third quarter, compared with $929,000 in the same quarter last year.

Balance Sheet, Cash Flow and Dividends

Cash totaled $19.6 million, and net working capital was $40.5 million at December 31, 2023.

On February 5, 2024, Jerash approved a regular quarterly dividend of $0.05 per share on its common stock, payable on February 23, 2024 to stockholders of record as of February 16, 2024.

Nine-Month Fiscal Year 2024 Results

Revenue for the first nine months of fiscal year 2024 was $95.6 million, compared with $114.3 million in the same period last year.

Gross profit was $15.4 million for the first nine months of fiscal year 2024, compared with $19.3 million for the same period last year. Gross margin for the first nine months of fiscal year 2024 was 16.1 percent, compared with 16.9 percent in the same period last year.

Operating expenses for the first nine months of fiscal year 2024 were $13.0 million, slightly lower than the same period last year. Operating income was $2.4 million for the first nine months of fiscal year 2024, compared with $6.2 million for the same period last year.

Net income for the first nine months of fiscal year 2024 was $1.1 million, or $0.09 per diluted share, compared with $4.4 million, or $0.35 per diluted share, in the same period last year.

Comprehensive income attributable to Jerash’s common stockholders was $1.0 million in the first nine months of fiscal year 2024, compared with $4.1 million in the same period last year.

Conference Call

Jerash will host an investor conference call to discuss its fiscal year 2024 third quarter results today, February 8, 2024, at 9:00 a.m. Eastern Time.

Phone:	888-506-0062 (domestic); 973-528-0011 (international)
Conference ID:	964050

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the U.S. Securities and Exchange Commission. These and other risks and uncertainties are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980

jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2023	2022	2023	2022

Revenue, net	$27,520,121	$43,027,047	$95,612,886	$114,289,303
Cost of goods sold	23,057,845	37,230,421	80,211,039	94,952,523
Gross Profit	4,462,276	5,796,626	15,401,847	19,336,780

Selling, general and administrative expenses	3,843,029	4,469,967	12,318,535	12,796,749
Stock-based compensation expenses	243,448	-	727,698	294,822
Total Operating Expenses	4,086,477	4,469,967	13,046,233	13,091,571

Income from Operations	375,799	1,326,659	2,355,614	6,245,209

Other Income (Expenses):
Interest expenses	(234,971)	(248,894)	(983,156)	(500,331)
Other income, net	129,877	137,432	412,627	255,481
Total other expenses, net	(105,094)	(111,462)	(570,529)	(244,850)

Net income before provision for income taxes	270,705	1,215,197	1,785,085	6,000,359

Income tax expenses	38,535	324,379	688,856	1,596,407

Net income	232,170	890,818	1,096,229	4,403,952

Net gain attributable to noncontrolling interest	(11,457)	-	(13,373)	-
Net income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$220,713	$890,818	$1,082,856	$4,403,952

Net income	$232,170	$890,818	$1,096,229	$4,403,952
Other Comprehensive Income (Loss):
Foreign currency translation gain (loss)	99,171	37,804	(55,329)	(296,066)
Total Comprehensive Income	331,341	928,622	1,040,900	4,107,886
Comprehensive gain attributable to noncontrolling interest	(11,457)	-	(13,373)	-
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$319,884	$928,622	$1,027,527	$4,107,886

Earnings Per Share Attributable to Common Stockholders:
Basic and diluted	$0.02	$0.07	$0.09	$0.35

Weighted Average Number of Shares
Basic	12,294,840	12,412,922	12,294,840	12,414,546
Diluted	12,294,840	12,412,922	12,294,840	12,467,315

Dividend per share	$0.05	$0.05	$0.15	$0.15

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2023	March 31, 2023
	(Unaudited)
ASSETS

Current Assets:
Cash	$19,617,630	$17,801,614
Accounts receivable, net	8,472,674	2,240,537
Bills receivable	152,188	87,573
Inventories	15,937,648	32,656,833
Prepaid expenses and other current assets	2,582,886	2,964,578
Advance to suppliers, net	2,644,108	1,533,091
Total Current Assets	49,407,134	57,284,226

Restricted cash - non-current	1,608,784	1,609,989
Long-term deposits	782,697	841,628
Deferred tax assets, net	153,873	153,873
Property, plant and equipment, net	24,796,611	22,355,574
Goodwill	499,282	499,282
Right of use assets	541,612	974,761
Total Assets	$77,789,993	$83,719,333

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$2,401,586	$5,782,570
Accrued expenses	2,898,142	2,930,533
Income tax payable - current	1,736,484	2,846,201
Other payables	1,619,636	1,477,243
Deferred revenue	905	928,393
Operating lease liabilities - current	280,363	481,502
Total Current Liabilities	8,937,116	14,446,442

Operating lease liabilities - non-current	196,456	287,247
Income tax payable - non-current	417,450	751,410
Total Liabilities	9,551,022	15,485,099

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,534,318 shares issued, 12,294,840 shares outstanding	12,534	12,534
Additional paid-in capital	23,658,744	22,931,046
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	410,847	410,847
Retained earnings	45,410,712	46,172,082
Accumulated other comprehensive loss	(178,558)	(123,229)
Total Jerash Holdings (US), Inc.’ Stockholders’ Equity	68,145,233	68,234,234

Noncontrolling interest	93,738	-
Total Equity	68,238,971	68,234,234

Total Liabilities and Equity	$77,789,993	$83,719,333

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,096,229	$4,403,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,881,853	1,753,941
Stock-based compensation expenses	727,698	294,822
Bad debt recovery	(187,762)	-
Amortization of operating lease right-of-use assets	601,727	784,699

Changes in operating assets:
Accounts receivable	(6,044,375)	5,503,123
Bills receivable	(64,614)	-
Inventories	16,719,185	1,591,135
Prepaid expenses and other current assets	350,324	424,867
Advance to suppliers	(1,111,017)	(4,725,296)
Changes in operating liabilities:
Accounts payable	(3,380,984)	1,108,112
Accrued expenses	(32,390)	(266,092)
Other payables	142,393	(883,219)
Deferred revenue	(927,488)	296,985
Operating lease liabilities	(460,508)	(661,274)
Income tax payable, net of recovery	(1,443,317)	232,632
Net cash provided by operating activities	7,866,954	9,858,387

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(824,305)	(587,613)
Payments for construction of properties	(3,158,501)	(3,414,172)
Acquisition of Ever Winland	-	(5,100,000)
Acquisition of Kawkab Venus	-	(2,200,000)
Payment for long-term deposits	(281,153)	(70,549)
Net cash used in investing activities	(4,263,959)	(11,372,334)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(1,844,226)	(1,865,241)
Investment of noncontrolling interest	31,365	-
Share repurchase	-	(771,894)
Repayment from short-term loan	(4,937,633)	(1,756,360)
Repayment to a related party	-	(300,166)
Proceeds from short-term loan	4,937,633	6,162,743
Net cash (used in) provided by financing activities	(1,812,861)	1,469,082

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	24,677	(296,261)

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	1,814,811	(341,126)

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	19,411,603	26,583,488

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$21,226,414	$26,242,362

CASH, AND RESTRICTED CASH, END OF THE PERIOD	21,226,414	26,242,362
LESS: NON-CURRENT RESTRICTED CASH	1,608,784	1,615,353
CASH, END OF THE PERIOD	$19,617,630	$24,627,009

Supplemental disclosure information:
Cash paid for interest	$983,156	$500,331
Income tax paid	$2,163,732	$1,354,754

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$355,160	$236,735
Acquisition of Kawkab Venus by utilizing long-term deposit	$-	$500,000
Right of use assets obtained in exchange for operating lease obligations	$177,068	$190,654